Exhibit 10.15

March 26, 2020

Dear Keith,

Welcome and congratulations!

We are so excited to offer you the opportunity to join our team and help us advance our mission! This offer is an expression of our confidence in you, which is manifested in your attitude, potential, and demonstrated experience. We look forward to a satisfying employment relationship and mutual commitment to living our values and delivering on better healthcare for our members.

This letter contains the details of your employment, including salary and benefits, along with some legalese to make sure that we are in agreement. Please don’t hesitate to follow up with any questions. We look forward to your response and the opportunity to Make Healthcare Right. Together.

SUMMARY OFFER (details below)

In the role of General Counsel, you will be expected to fulfill the duties and responsibilities listed in your job description. We will make sure to keep it updated and on file, working with you and your manager to ensure it reflects your role.

Position – General Counsel

Manager – Cathy Smith

Annual Salary – $400,000.00

Location – Minneapolis, MN

Bonus Target – 60% of base salary

Option Grant – 600,000

Vesting Schedule - 1-year cliff from start date and then 1/48 monthly for remaining

Anticipated Start Date – 5/4/20

Employee Benefits - Full Participation

Classification - Exempt

INITIAL COMPENSATION

If you accept this offer, you will receive $400,000.00 on an annualized basis. Your salary will be paid in accordance with the Company’s normal payroll procedures.

You will be eligible to receive an annual (calendar year) incentive bonus of up to 60% of your base salary based on evaluation of your achievement of certain corporate and individual performance goals. The bonus will be prorated during your first year of employment and will be paid no later than March 15th each calendar year. To be eligible for a bonus, you must be employed prior to November 1st of the bonus calendar year and also be employed on the date that the bonus is paid.

BENEFITS

As a fulltime employee of Bright Health, you are eligible to participate in our company-sponsored benefit plans. We offer the following coverages, some paid in part by Bright Health: medical, dental, vision, flexible spending account, commuter and life & disability. In addition, employees may enroll in our 401k plan following 90 days of employment. Our plan offers a 3% safe harbor contribution. The Company may change these benefits from time to time. You are entitled to paid time off “PTO” according to our current Company policies and subject to the approval of your immediate supervisor.

STOCK OPTIONS

As part of your offer, we are providing you with an opportunity to own equity in Bright Health and participate in the growth of the Company. This comes in the form of Stock Options to purchase the Company’s Common Stock. We will recommend that our Board of Directors grant to you a stock option of 600,000 shares. These will be available to you at an exercise price equal to fair market value per share, as determined by the Board of Directors at the time of your grant.

These options will vest over 4 years, and vesting will begin after 12 months of employment (your cliff date). After you vest in shares, you will have earned the right to buy the number of shares that have vested. You will vest 25% of your options on your cliff date. After that, you’ll vest at the rate of 1/48 of the total grant every month thereafter.

The option will be subject to the terms and conditions of the Company’s 2016 Stock Incentive Plan and Standard Stock Option Agreement.

EMPLOYMENT RELATIONSHIP

This offer of employment is contingent upon successful completion of your background and reference checks and your ability to provide us with documents deemed acceptable by the USCIS (United States Citizenship & Immigration Services) to demonstrate your identity and eligibility to work in the United States. Please call if you have any questions about what documents are acceptable to the USCIS.

As a condition of your employment, you are also required to sign and return to us - before your first day of employment - and to comply with the terms of the Employee Confidentiality, Assignment of Inventions and Non-Competition Agreement (“Agreement”). That Agreement requires, among other provisions, your assignment of rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information, and a restriction on certain aspects of your conduct during the one year following termination of your employment.

We also require that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. As more fully described in the Agreement, we understand that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information

Finally, although Bright Health strives to maintain long-term successful relationships with its employees, this offer of employment is not for a definite period of time and will be at-will employment. You will be free to resign at any time, for any reason or for no reason. Similarly, the Company will be free to conclude its employment relationship with you at any time, with or without cause or notice, for any lawful reason. Your at-will employment status may not be modified other than in writing and signed by an authorized officer of the Company.

CONCLUSION

This letter and the enclosed Agreement set forth the initial terms of your employment with the Company, and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, the enclosed Agreement, and your employment will be governed by the laws of Minnesota.

To accept the Company’s offer, please sign and date this letter in the space provided below. We look forward to your favorable reply and to working with you at Bright Health.

Very truly yours,

/s/ Cathy Smith
Cathy Smith

Chief Financial and Administrative Officer

Enclosures:

Employee Confidentiality, Assignment of Inventions and Non-Competition Agreement

ACKNOWLEDGEMENT AND ACCEPTANCE

By signing below, I accept the offer to join Bright Health and the mission to Make Healthcare Right. Together!

I acknowledge that I have read, understand, and agree to the above offer of employment letter, and the enclosed Employee Confidentiality and Assignment of Inventions Agreement, successful completion of background check and references.

Name: Keith Nelson

Signature:	/s/ Keith Nelson

3/28/2020